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                                                         Exhibit 4.3
                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York  11755


Tel.:    (631)  737-8381
Fax:     (631)  737-8382
email:   mskrome@optonline.net

Ronald  Krome
Legal  Assistant
                                        March  7,  2003

Mr.  M.J.  Saheed
Augrid  of  Nevada,  Inc.
2275  East  55th  Street
Cleveland,  Ohio  44103

     RE:     AUGRID  OF  NEVADA,  INC.  (THE  "COMPANY")
             -------------------------------------------

Dear  M.J.:

     Please accept this letter as written confirmation of the fact that you have formally retained this office to represent your company with respect to the SEC filings related to the planned acquisitions of the Company, the increasing of the authorized common stock, and the various filings pertaining thereto, including a Schedule 14C or 14A, as well as other lega advice related to the securities field. The fee to prepare, and respond to any comments until the Registration Statement is declared effective is the issuance of 4,190,000 shares of Common Stock of the Company, which shall be included in the Registration Statement filed.

     Any and all disbursements will be billed to you directly, prior to incurring same during the course of these proceedings and are payable when billed. These disbursements include, but are not necessarily limited to, filing fees, postage, photocopies, faxes, messenger services, long distance phone calls. Prior to the expenditure of any major disbursement, we will consult with you.

     We believe that the foregoing correctly sets forth our understanding and if you concur, please indicate your acceptance of the terms and conditions signing and returning the original copy of this Retainer Agreement.

                                   Very  truly  yours,

                                   Michael  S.  Krome
Accepted  and  Agreed  to:

-----------------------------
M.J.  Saheed,  President
Dated:

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